Exhibit 99.1

Energy Focus, Inc. Reports First Quarter 2021 Financial Results

Despite Continued COVID-19 Impact, Company Targets Sequential Recovery and Growth Throughout 2021

Conference Call to be Held Today at 11 a.m. ET

SOLON, Ohio, May 13, 2021 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable and human-centric lighting (“HCL”) technologies, and who recently announced development of a range of UV-C disinfection (“UVCD”) products, today announced financial results for its first quarter ended March 31, 2021.

First Quarter 2021 and Subsequent Business Highlights:

•Net sales of $2.6 million, down 30.3% compared to the first quarter of 2020 and down 29.6% sequentially from the fourth quarter of 2020, reflecting fluctuations in timing of military orders and funding, and continued COVID-19-related challenges in the commercial sector
•Loss from operations of $2.3 million, compared to a loss from operations of $1.3 million in the first quarter of 2020 and sequentially to a loss from operations of $0.9 million in the fourth quarter of 2020
•Net loss of $1.6 million, or $(0.45) per basic and diluted share of common stock, compared to a net loss of $0.5 million, or $(0.18) per basic and diluted share of common stock, in the first quarter of 2020. Sequentially, the net loss increased by $1.7 million compared to net income of $0.1 million, or $0.01 per basic and diluted share of common stock, inclusive of a $1.2 million non-cash gain from the change in fair value of outstanding warrants, in the fourth quarter of 2020
•$0.8 million Paycheck Protection Program loan was forgiven in February 2021
•Cash of $0.5 million as of March 31, 2021, compared to $1.8 million as of December 31, 2020. Subsequent to the end of the quarter, the Company increased its inventory-based line of credit by $0.5 million and secured a net $1.5 million bridge loan, increasing overall liquidity

“On top of fluctuations in the timing of military orders and funding, first quarter results reflect the full impact of the pandemic on our commercial business as enterprise facilities remained well under-occupied and lighting retrofit budgets remained highly constrained during the quarter,” stated James Tu, Chairman and CEO of Energy Focus, Inc. “That said, over the past few weeks, we have begun to see initial signs of increasing project activities in the commercial sector, as retrofit budgets begin to loosen due to economy reopening in some parts of the country. Barring significant and unexpected delays in logistics or component delivery lead times, we are cautiously optimistic that the worst from the pandemic is now behind us, and we expect sequential top and bottom-line improvements in the second quarter and beyond.”

“Despite the past year’s unprecedented challenges in the lighting and retrofit industry, we are more excited than ever about the Company’s long-term prospects,” continued Mr. Tu. “Over the past year, we continued to invest in expanding our EnFocusTM lighting control platform technologies, and we developed a comprehensive UV-C disinfection (UVCD) product portfolio that leverages our extensive know-how in lighting, as well as advanced technologies from our engineering development partners. We plan to launch next generation, award-winning EnFocusTM products with occupancy sensing and autonomous circadian lighting for both commercial and residential applications in the second half of the year. Meanwhile, we just launched our pilot mUVeCrewTM robotic disinfection services in the Cleveland area, and expect our nUVoTM air disinfection devices to be available in the third quarter, including nUVoTM Tower, a powerful disinfection device for large rooms and nUVoTM Traveler, a tumbler-sized portable UV-C disinfection device that is ideal
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

for automobiles and other personal spaces, as well as our abUVTM modular UV-C disinfection and human-centric lighting fixture. We continue to expand our agency distribution and channel partner networks to market and distribute our LED lighting and upcoming UVCD products. As the economy starts to reopen more broadly and our new products enter the markets in the coming months, we look forward to helping businesses and homes elevate safety, health and sustainability performances through our advanced and impactful human-centric lighting products.”

First Quarter 2021 Financial Results:

Net sales were $2.6 million for the first quarter of 2021, compared to $3.8 million in the first quarter of 2020, a decrease of 30.3%. Net sales from commercial products were $0.9 million, or 34.6% of total net sales, for the first quarter of 2021, down from $1.7 million, or 45.9% of total net sales, in the first quarter of 2020, reflecting the impact of the COVID-19 pandemic and related and continued customer interruptions and project delays. Net sales from military maritime products were $1.7 million, or 65.4% of total net sales, for the first quarter of 2021, compared to $2.0 million, or 54.1% of total net sales, in the first quarter of 2020, primarily due to fluctuations in the timing of military orders and funding. Sequentially, net sales were down 29.6% compared to $3.7 million in the fourth quarter of 2020, reflecting primarily the timing fluctuations of military orders in addition to seasonal slowdowns in the military market, as well as the continued impact of the pandemic, particularly in the commercial market.

Gross profit was $0.6 million, or 21.0% of net sales, for the first quarter of 2021. This compares with gross profit of $1.0 million, or 27.3% of net sales, in the first quarter of 2020. Sequentially, this compares with gross profit of $1.4 million, or 38.3% of net sales, in the fourth quarter of 2020. Gross margin for the first quarter of 2021 was positively impacted by favorable price and usage variances for material and labor of $0.2 million and offset by unfavorable changes in inventory and warranty reserves of $0.1 million. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 24.3% for the first quarter of 2021, compared to 25.2% in the first quarter of 2020 and 27.7% in the fourth quarter of 2020, primarily being driven by product mix in the military maritime product sales during first quarter of 2021 as compared to the first and fourth quarters of 2020.

Operating loss was $2.3 million for the first quarter of 2021, compared to an operating loss of $1.3 million in the first quarter of 2020. Sequentially, this compares to an operating loss of $0.9 million in the fourth quarter of 2020. Net loss was $1.6 million, or $(0.45) per basic and diluted share of common stock, for the first quarter of 2021, compared with a net loss of $0.5 million, or $(0.18) per basic and diluted share of common stock, in the first quarter of 2020. Sequentially, this compares with net income of $0.1 million or $0.01 per basic and diluted share of common stock, in the fourth quarter of 2020, which was inclusive of a $1.2 million non-cash, pre-tax gain resulting from the revaluation of the warrant liability during the fourth quarter.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $2.0 million for the first quarter of 2021, compared with a loss of $1.1 million in the first quarter of 2020 and a loss of $0.8 million in the fourth quarter of 2020. The increased adjusted EBITDA loss from fourth quarter of 2020 and first quarter of 2020 was due to a combination of gross margin fluctuation and higher operating expenses due to our investment for future growth primarily in the areas of sales and engineering personnel.

Cash was $0.5 million as of March 31, 2021. This compares with $1.8 million as of December 31, 2020. As of March 31, 2021, the Company had total availability, as defined under “Non-GAAP Measures” below, of $1.2 million, which consisted of $0.5 million of cash and $0.7 million of additional borrowing availability under its credit facilities. This compares to total availability of $4.1 million as of March 31, 2020 and total availability of $3.5 million as of December 31, 2020.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Financings:

On February 11, 2021, the entire principal balance and interest of the Company’s Paycheck Protection Program (“PPP”) loan were forgiven, for approximately $0.8 million. The loan was originally issued to the Company in April 2020 pursuant to the PPP under Division A of the Coronavirus Aid, Relief and Economic Security Act. Subsequent to the end of the quarter, during April, the Company expanded its inventory line of credit by $0.5 million. The Company has two debt financing arrangements that mature on August 11, 2022, consisting of a two-year inventory financing facility for up to $3.5 million (following the increase), and a two-year receivables financing facility for up to $2.5 million. Subsequent to the end of the quarter, also during April, the Company secured a $1.5 million, net bridge loan on favorable terms.

Earnings Conference Call:

The Company will host a conference call and webcast today, May 13, 2021, at 11 a.m. ET to discuss the first quarter 2021 results, followed by a Q & A session.

You can access the live conference call by dialing the following phone numbers:

•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13719505
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: http://public.viavid.com/index.php?id=144795. The webcast will be available at this link through May 28, 2021. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.

About Energy Focus

Energy Focus is an industry-leading innovator of sustainable LED lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocusTM lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. Our patent-pending UVCD technologies and products, announced in October 2020, aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than 5,000,000 gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

Forward-Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations,
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financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) disruptions and a slowing in the U.S. and global economy and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related impacts on travel, trade and business operations; (ii) our ability to realize the expected novelty, disinfection effectiveness, affordability and estimated delivery timing of our UVCD products and their performance and cost compared to other products; (iii) our ability to extend our product portfolio into commercial services and consumer products; (iv) market acceptance of our LED lighting, control and UVCD technologies and products; (v) our need for additional financing in the near term to continue our operations; (vi) our ability to refinance or extend maturing debt on acceptable terms or at all; (vii) our ability to continue as a going concern for a reasonable period of time; (viii) our ability to implement plans to increase sales and control expenses; (ix) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (x) our ability to add new customers to reduce customer concentration; (xi) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality, and the impact of our fluctuating demand on the stability of such suppliers; (xii) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xiii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xiv) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (xv) our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; (xvi) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xvii) our ability to attract, develop and retain qualified personnel, and to do so in a timely manner; (xviii) the impact of any type of legal inquiry, claim or dispute; (xix) general economic conditions in the United States and in other markets in which we operate or secure products; (xx) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxi) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics or pandemics or other contagious outbreaks; (xxii) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xxiii) any delays we may encounter in making new products available or fulfilling customer specifications; (xxiv) any flaws or defects in our products or in the manner in which they are used or installed; (xxv) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxvi) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxvii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxviii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxix) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###

Investor Contact:
Brett Maas
(646) 536-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$548	$1,836
Trade accounts receivable, less allowances of $14 and $8, respectively	1,492	2,021
Inventories, net	7,515	5,641
Short-term deposits	784	796
Prepaid and other current assets	778	782
Total current assets	11,117	11,076

Property and equipment, net	482	420
Operating lease, right-of-use asset	676	794
Restructured lease, right-of-use asset	54	107
Total assets	$12,329	$12,397

LIABILITIES
Current liabilities:
Accounts payable	$3,437	$2,477
Accrued liabilities	177	45
Accrued legal and professional fees	19	149
Accrued payroll and related benefits	787	885
Accrued sales commissions	29	95
Accrued restructuring	5	11
Accrued warranty reserve	239	227
Deferred revenue	73	72
Operating lease liabilities	609	598
Restructured lease liabilities	85	168
Finance lease liabilities	3	3
PPP loan	—	529
Credit line borrowings, net of loan origination fees	3,416	2,298
Total current liabilities	8,879	7,557

(continued on next page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
Operating lease liabilities, net of current portion	172	318
Finance lease liabilities, net of current portion	—	1
PPP loan, net of current maturities	—	266
Total liabilities	9,051	8,142

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at March 31, 2021 and December 31, 2020
Issued and outstanding: 2,597,470 at March 31, 2021 and December 31, 2020	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at March 31, 2021 and December 31, 2020
Issued and outstanding: 3,682,816 at March 31, 2021 and 3,525,374 at December 31, 2020	—	—
Additional paid-in capital	135,778	135,113
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(132,497)	(130,855)
Total stockholders' equity	3,278	4,255
Total liabilities and stockholders' equity	$12,329	$12,397

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Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)		(unaudited)
Net sales	$2,637	$3,746	$3,783
Cost of sales	2,084	2,312	2,751
Gross profit	553	1,434	1,032

Operating expenses:
Product development	653	419	282
Selling, general, and administrative	2,218	1,897	2,027
Restructuring	(19)	(16)	(14)
Total operating expenses	2,852	2,300	2,295
Loss from operations	(2,299)	(866)	(1,263)

Other expenses (income):
Interest expense	127	137	133
(Gain) on forgiveness of debt, loss on extinguishment of debt	(801)	117	—
Gain from change in fair value of warrants	—	(1,188)	(873)
Other expenses	17	6	18

(Loss) income before income taxes	(1,642)	62	(541)
Benefit from income taxes	—	(3)	—
Net (loss) income	$(1,642)	$65	$(541)

Net (loss) income per common share attributable to common stockholders - basic[1]:
From operations	$(0.45)	$0.01	$(0.18)

Net (loss) income per common share attributable to common stockholders - diluted[1]:
From operations	$(0.45)	$0.01	$(0.18)

Weighted average shares used in computing net (loss) income per common share:
Basic	3,612	3,491	3,086
Diluted	3,612	4,307	3,086

1 In accordance with Topic 260 “Earnings Per Share”, net income has been allocated to holders of common shares and participating securities including preferred shares and warrants, accordingly. Earnings per share disclosed above utilizes income attributable to common shareholders after this required allocation.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

The following table summarizes the computation of basic and diluted earnings per share:
(In thousands, except per share data)

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)		(unaudited)
Net (loss) income	$(1,642)	$65	$(541)
Less: Undistributed earnings allocated to participating securities	—	18	—
Net (loss) income available to common stockholders	$(1,642)	$47	$(541)

Weighted average shares used in computing net (loss) income per common share:
Basic	3,612	3,491	3,086
Options	—	102	—
Warrants	—	194	—
Restricted stock units	—	1	—
Convertible preferred stock	—	519	—
Diluted	3,612	4,307	3,086

Net (loss) income per common share attributable to common stockholders - basic:
From operations	$(0.45)	$0.01	$(0.18)

Net (loss) income per common share attributable to common stockholders - diluted:
From operations	$(0.45)	$0.01	$(0.18)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows

(In thousands)
	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,642)	$65	$(541)
Adjustments to reconcile net loss to net cash used in (provided by) operating activities:
Gain on forgiveness of PPP loan	(801)	—	—
Depreciation	47	44	46
Stock-based compensation	140	35	20
Change in fair value of warrant liabilities	—	(1,188)	(873)
Provision for doubtful accounts receivable	6	1	(12)
Provision for slow-moving and obsolete inventories	89	(381)	(78)
Provision for warranties	12	(3)	44
Amortization of loan discounts and origination fees	38	174	38
Loss on dispositions of property and equipment	—	8	—
Changes in operating assets and liabilities (Sources / (Uses) of cash):
Accounts receivable	532	1,447	445
Inventories	(1,963)	(1)	1,546
Short-term deposits	12	(258)	(240)
Prepaid and other assets	4	41	53
Accounts payable	951	(715)	(152)
Accrued and other liabilities	(209)	(104)	222
Deferred revenue	1	(33)	(14)
Total adjustments	(1,141)	(933)	1,045
Net cash (used in) provided by operating activities	(2,783)	(868)	504
Cash flows from investing activities:
Acquisitions of property and equipment	(109)	(52)	(47)
Net cash used in investing activities	(109)	(52)	(47)

(continued on next page)

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Condensed Consolidated Statements of Cash Flows - continued

(In thousands)
	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)		(unaudited)
Cash flows from financing activities (Sources / (Uses) of cash):
Proceeds from the issuance of common stock and warrants	—	—	2,750
Proceeds from the exercise of warrants	527	242	—
Offering costs paid on the issuance of common stock and warrants	—	(36)	(474)
Principal payments under finance lease obligations	(1)	—	(1)
Proceeds from exercise of stock options and employee stock purchase plan purchases	—	70	—
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	(2)	—	—
Payments on the Iliad Note	—	(330)	(226)
Net proceeds from credit line borrowings - AFS	—	—	55
Net proceeds from credit line borrowings - Credit Facilities	1,080	236	—
Net cash provided by financing activities	1,604	182	2,104

Net (decrease) increase in cash and restricted cash	(1,288)	(738)	2,561
Cash and restricted cash, beginning of period	2,178	2,916	692
Cash and restricted cash, end of period	$890	$2,178	$3,253

Classification of cash and restricted cash:
Cash	$548	$1,836	$2,911
Restricted cash held in other assets	342	342	342
Cash and restricted cash	$890	$2,178	$3,253

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Product
(In thousands)

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)		(unaudited)
Net sales:
Commercial	$913	$1,154	$1,736
MMM products	1,724	2,592	2,047
Total net sales	$2,637	$3,746	$3,783

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Total borrowing capacity under credit facilities	$4,250	$4,121	$2,025
Less: Credit line borrowings, gross*	(3,561)	(2,459)	(875)
Excess availability under credit facilities**	689	1,662	1,150
Cash	548	1,836	2,911
Total availability***	$1,237	$3,498	$4,061
*Forms 10Q and 10K Balance Sheets reflect the Line of credit net of debt financing costs of $123, $161 and $85, respectively
**Excess availability under credit facility - represents difference between maximum borrowing capacity of credit facility and actual borrowings
*** Total availability- represents Company’s ‘access’ to cash if needed at point in time

	Three Months Ended
(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net (loss) income	$(1,642)	$65	$(541)
Restructuring recovery	(19)	(16)	(14)
Net (loss) income, excluding restructuring	(1,661)	49	(555)
Interest	127	137	133
(Gain) on forgiveness of PPP loan / loss on extinguishment of debt	(801)	117	—
Income tax benefit	—	(3)	—
Depreciation	47	44	46
Stock-based compensation	140	35	20
Change in fair value of warrant liability	—	(1,188)	(873)
Other incentive compensation	118	17	139
Adjusted EBITDA	$(2,030)	$(792)	$(1,090)

	Three Months Ended
(in thousands)	March 31, 2021		December 31, 2020		March 31, 2020
	($)	(%)	($)	(%)	($)	(%)
Net sales	$2,637		$3,746		$3,783
Reported gross profit	553	21.0%	1,434	38.3%	1,032	27.3%
E&O, in-transit and net realizable value inventory reserve changes	89	3.4%	(395)	(10.5)%	(78)	(2.1)%
Adjusted gross margin	$642	24.3%	$1,039	27.7%	$954	25.2%

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877